UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): February 28, 2006

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 28, 2006, Equinix Operating Co., Inc., a Delaware corporation (“Equinix”), entered into a First Amendment to Sublease (“Sublease Amendment”) with Electronics for Imaging, Inc., a Delaware corporation (“Landlord”). The Sublease Amendment amends the Sublease Agreement (“Sublease”), dated February 12, 2003, pursuant to which Landlord leased certain premises on the 5th floor located at 301 Velocity Way, Foster City, CA, 94404 to Equinix for use as its corporate headquarters. The Sublease Amendment (1) adds 19,713 of rentable square feet on the 4th floor for additional space for Equinix’s corporate headquarters and (2) extends the term of the Sublease through March 31, 2011, upon the same basic terms and conditions as the Sublease. There is no material relationship between Equinix and Landlord.

Item 5.02. Appointment of Principal Officer

Effective March 2, 2006, Mr. Peter Van Camp, the Chief Executive Officer and Chairman of the Board of Equinix, Inc. (“Equinix”) was appointed President of Equinix. Mr. Van Camp replaces Mr. Phil Koen who resigned as Equinix’s President and Chief Operating Officer effective March 2, 2006 as previously announced. Mr. Van Camp, 50, has served as Equinix’s Chief Executive Officer and as a director since May 2000. In addition, in December 2005, Mr. Van Camp was re-elected as Chairman of the Board, previously having served in that capacity from June 2001 to December 2002. Mr. Van Camp also currently serves as a director of Packeteer, Inc., a public company.

Mr. Van Camp has no employment agreement with Equinix other than a severance agreement, a description of which can be found in Equinix’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: March 3, 2006	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer